PLUMAS BANCORP
DECLARES CASH DIVIDEND

QUINCY, California, April 18, 2007 – The Board of Directors of Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today declared a semi-annual cash dividend of 15 cents per share. The dividend is payable on May 14, 2007 to shareholders of record as of April 30, 2007. This is the eleventh consecutive year cash dividends have been paid.

Douglas N. Biddle, president and chief executive officer, remarked, “As part of our long term strategy to reward shareholders, we declared a 15 cent per share cash dividend. This represents a 15% increase in the semi-annual cash dividend per share from 13 cents paid on May 15, 2006.”

—

Plumas Bank, based in Northeastern California, is a locally owned and managed full- service community bank. The Bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties in California and a commercial lending office located in Reno, Nevada. The Bank offers a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.